EXHIBIT 23.1


                        CONSENT OF INDEPENDENT AUDITORS


The Board of Directors and Shareholders
Interplay Entertainment Corp. and Subsidiaries


We consent to the incorporation by reference in the registration statements (Form S-8 No. 333-50254, Form S-8 No. 333-60583, Form S-3 No. 333-50252, Form
S-3 No. 333-59088 and Form S-3 No. 333-60272) of Interplay Entertainment Corp. and Subsidiaries of our report dated March 7, 2003 relating to the consolidated financial statements and schedule, which report appears in the December 31, 2002 annual report on Form 10-K of Interplay Entertainment Corp. (a majority-owned subsidiary of Titus Interactive S.A.) and Subsidiaries for the year ended December 31, 2002.


/s/ Squar, Milner, Reehl & Williamson, LLP
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Newport Beach, California
March 28, 2003